UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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GANNETT CO., INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 2, 2019
Gannett Comments on ISS Report

Reiterates that ALL of MNG’s Nominees Have Irreconcilable Conflicts of Interests and
the Election of Even One of MNG’s Nominees Would Reduce the Quality of the Gannett Board

Underscores that MNG’s Unsolicited Proposal Undervalues Gannett and Is Not Credible or Actionable

Urges Shareholders to Vote “FOR ALL” of Gannett’s Eight Highly Experienced,
Independent Director Nominees on the WHITE Proxy Card TODAY

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) (“Gannett” or “company”) today issued a statement in response to a report issued by Institutional Shareholder Services (“ISS”) in connection with the company’s 2019 Annual Meeting of Shareholders to be held on May 16, 2019.

In its May 2, 2019 report, ISS acknowledges1:

●
“There are significant concerns relating to financing…the dissident has not secured committed financing. This speaks for itself, and its significance is enhanced by the public record confirming that an NDA is not necessarily required for committed financing in hostile situations. There are also significant concerns relating to antitrust and pension issues.”

●
“According to GCI, a DOJ review could result in a DOJ-led sale to address concerns relating to anticompetitive behavior. In a DOJ-led sale, the parties would not have control over the timeline or the economic terms. It is unclear what impact these factors would have on the apportionment of risk and the offer price – neither of these concerns appear to be thoroughly addressed by the dissident in its public disclosure. These considerations are particularly important, as the Detroit assets appear to be among GCI's most significant (in the most recent 10-K, the Detroit publication is listed as having the second largest daily and Sunday circulations among GCI's publications, second only to USA TODAY).”

Commenting on the report, the company issued the following statement:

We are pleased that ISS has recommended that Gannett shareholders withhold votes for two of MNG’s nominees, Heath Freeman and Dana Goldsmith Needleman, and recognizes the significant concerns Gannett has raised regarding financing, antitrust and pension issues as it relates to MNG’s unsolicited proposal.

However, we firmly believe that ISS has reached the wrong conclusion in failing to recommend that Gannett shareholders vote “FOR ALL” of Gannett’s eight highly experienced and fully independent director nominees – John Jeffry Louis, John E. Cody, Stephen W. Coll, Donald Felsinger, Lila Ibrahim, Lawrence S. Kramer, Debra Sandler and Chloe R. Sladden – on the WHITE proxy card.

As we have stated before, Steven Rossi has NO public board experience outside of his brief tenure on the board of Fred’s, Inc., a regional pharmacy chain, where he was appointed not due to his qualifications, but instead due to his relationship with Mr. Freeman and Alden Global Capital, the controlling shareholder of both MNG and Fred’s. Indeed, Mr. Rossi was appointed to the Fred’s board along with Mr. Freeman pursuant to a Cooperation Agreement between Fred’s and Alden. During his tenure on the Fred’s board, Mr. Rossi has overseen significant value destruction, with the stock declining 92% since Alden invested in December 2016, despite Fred’s operating in a steadily growing market.2

Furthermore and even more troubling, we believe Mr. Rossi’s very close ties to MNG and Alden would prevent him from being able to meaningfully fulfill his duties as a Gannett director. Mr. Rossi served as CEO of MNG (a direct competitor of Gannett) until his retirement in November 2017 and, as noted, currently serves as a director on the Fred’s board, after being hand-picked for the board by Alden.

Because of the clear and concerning conflicts of interest resulting from Mr. Rossi’s affiliations with a direct competitor and the controlling owner of a direct competitor, Mr. Rossi may face significant restrictions on the company information to which he could have access, meaning he could not benefit from the same information available to Gannett’s independent director nominees and would not be able to participate fully in decisions critical to creating value for our shareholders.

Placing an inadequately qualified and significantly conflicted nominee such as Mr. Rossi on the board would do nothing to further the interests of all Gannett shareholders.

In contrast, each of Gannett’s nominees is extremely qualified, fully independent and brings to the table unique visions and strategic perspectives. Together, they have been actively engaged in overseeing our multi-year digital transformation designed to position the company to thrive in a digital world and ensuring the company’s strategies provide the best opportunities for tangible value creation amid a changing media environment. While we acknowledge that transformation is hard, the board is confident that Gannett is on the right path. Still, the Gannett board has repeatedly stated that Gannett would engage with any party that makes a bona fide, credible proposal that appropriately values the company and is capable of being closed. MNG’s proposal fails that test.

Replacing any of Gannett’s directors with Mr. Rossi – or any of MNG’s nominees – would deprive the board of critical experience and expertise that are central to Gannett’s operations, digital transformation and value proposition and would jeopardize the value of shareholders’ investment.

Every shareholder vote is extremely important – vote “FOR ALL” of Gannett’s eight highly experienced and independent director nominees on your WHITE proxy card today.

Shareholders are urged to protect the value of their investment by voting “FOR ALL” of Gannett’s independent director nominees on the WHITE proxy card today: John Jeffry Louis, John E. Cody, Stephen W. Coll, Donald Felsinger, Lila Ibrahim, Lawrence S. Kramer, Debra Sandler and Chloe R. Sladden.

If you have any questions, or need assistance in voting
your shares, please call the firm assisting us
in the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE at 1-877-456-3507

Remember: Please simply discard any Blue proxy card you may receive from MNG.
Any vote on MNG’s Blue proxy card (even a vote in protest on their nominees) will revoke any earlier proxy card that you have submitted to Gannett.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 125 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal, WordStream and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results or events to differ materially from those projected, anticipated or implied in the forward-looking statements, including the matters described under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K for fiscal year 2018 and in the company’s other SEC filings.

For investor inquiries, contact:
Stacy Cunningham
Vice President, Financial Planning & Investor Relations
703-854-3168
investors@gannett.com

Arthur Crozier / Jennifer Shotwell / Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

For media inquiries, contact:
Amber Allman
Vice President, Corporate Events & Communications
703-854-5358
aallman@gannett.com

Ed Trissel / Nick Lamplough / Tim Ragones
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

1 Permission to use quotations neither sought nor obtained.
2 Based on Fred’s closing stock prices on April 18, 2019, and December 21, 2016 (the day prior to the filing of Alden’s initial 13D).
Market growth source: Euromonitor. Statement based on 2013-2018 CAGR of 3% for drugstores/parapharmacies in the U.S.